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ORTHOFIX INTERNATIONAL N.V.
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Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Sends Letter to Shareholders
Opposing Ramius Board Nominee

BOSTON, March 9, 2009 – Orthofix International N.V. (NASDAQ: OFIX) (the Company) announced today it sent a letter to its shareholders, which is included below, opposing the proposal being made by Ramius LLC to nominate Peter Feld to the Company’s Board of Directors at a Special Meeting of Shareholders scheduled for April 2, 2009.

Dear Fellow Orthofix Shareholder:

As you know, Orthofix will hold a Special Meeting of Shareholders on April 2, 2009. The purpose of this meeting is to consider a number of proposals put forward by Ramius, an activist hedge fund.  One of Ramius’ proposals involves their nomination of Peter Feld to replace a current member of Orthofix’s Board of Directors.  In our previous communications we have expressed legitimate concerns about Ramius’ nomination of Feld, yet they continue to promote him as a candidate while ignoring our repeated offers to interview two of their other nominees, Charles Orsatti and J. Michael Egan.  Instead of addressing our concerns about Feld’s lack of qualifications and experience, which are based on publicly available facts, Ramius characterizes them as “baseless accusations.”  We want you to have the facts about Feld and Ramius itself. We continue to urge you to reject the Ramius solicitation and instead vote Orthofix’s BLUE proxy card.

Who is Peter Feld and why does Ramius believe their 29-year-old employee with no operating or healthcare experience can add value to the Orthofix Board?

Based on his own biography in Ramius’ proxy materials, Peter Feld has no operating or healthcare experience. In fact, other than a short tenure with Ramius and previous experience as an investment banking analyst with Bank of America, it is unclear what value this 29-year-old individual could bring to the Orthofix Board. Feld serves on the Board of CPI Corp., a portrait studio company whose stock price has dropped more than 50% over the last seven months and is currently in danger of being delisted by the New York Stock Exchange (NYSE).  Feld also had a five-month stint as a member of the Board of Sharper Image prior to the company filing for bankruptcy. He ascended to the Sharper Image Board as the result of a previous Ramius activist campaign, as described below, and this track record should cause Orthofix shareholders to question Ramius’ judgment as well as their commitment to the companies in which they take activist positions.

When Feld resigned from the Board of Sharper Image after a mere five months of service, he wrote to the other Board members with the following resignation letter:

“As you know, I have been considering for some time whether to resign from the Board of Sharper Image. I have tremendous respect for the progress you and the team have made in turning around the company. Given the size of Ramius’ portfolio and the other investments I am involved in, continuing as an active member of the Board of Directors of Sharper Image is no longer the best use of my time and resources. As a result, I am resigning from the Board of Directors of Sharper Image, effective the close of business on Friday, January 25, 2008.”

Emphasis added; Source: Sharper Image 8-K, January 29, 2008, exhibit 9.01, available at: http://www.sec.gov/Archives/edgar/data/811696/000118143108005844/0001181431-08-005844-index.idea.htm

This letter has caused great concern among our Board members for a number of reasons. First, Feld writes of “considering for some time whether to resign,” despite the fact that his entire tenure on the Board was only five months long.  Second, he cites his other investments and obligations as a reason for resigning.  Orthofix shareholders should be concerned about this level of “commitment” being proposed for our Board.  Third, Feld congratulates the Board for progress “in turning around the company,” a sentiment that he expressed the month before Sharper Image filed for bankruptcy protection. This hardly appears to demonstrate either good business judgment or an understanding of best practices in corporate governance matters.

In contrast, the current Orthofix Board is comprised of highly qualified individuals specifically chosen for their business and healthcare expertise. This Board has also implemented best-in-class corporate governance practices to guide Orthofix, including:

•	No staggered or classified Board of Directors; all directors stand for election annually,
•	The roles of Chairman and CEO are held by separate individuals,
•	The Audit, Compensation, and Nominating & Governance Committees are comprised of independent directors,
•	The Board regularly meets without the CEO at least two times per quarter,
•	The company uses outside advisers as necessary,
•	The Board conducts regular CEO performance reviews,
•	A Board education program is in place,
•	A Board self-assessment is conducted once per year,

•	Shareholder rights are promoted by the company’s articles of association, including
o	No anti-takeover defenses,
o	No supermajority voting requirements,
o	Shareholders can call a special meeting,
o	Shareholder vote required to change articles of association.

We do not believe that Feld’s experience will bring value to Orthofix shareholders

Significant recent indications of progress and improved performance at Blackstone validate our strategy. On February 12, the Company released its fourth quarter 2008 results and 2009 guidance, showing substantial improvement in the operating performance of the spinal implant and biologic business, including increased revenue, a higher gross profit margin and lower adjusted operating expenses as compared with the third quarter of 2008. These encouraging results followed a number of other recent positive developments, including:

•
On February 11, 2009, Orthofix announced the acceleration of the launch date of Trinity® Evolution™, the next generation adult stem cell-based allograft developed in collaboration with the Musculoskeletal Transplant Foundation (MTF). The limited market release is now expected to occur by May 1st of this year, two months ahead of schedule. This development followed a December 15, 2008 announcement that Orthofix and MTF had achieved a major development milestone, which was also ahead of schedule.

•
Orthofix also initiated the limited market release of two new products, the Firebird™ pedicle screw system and the PILLAR™ SA interbody device, both of which are expected to be fully launched in the first quarter of 2009.

•
In December 2008 Orthofix made a $10 million partial debt repayment, ahead of the scheduled maturity date.  At December 31, 2008 our debt-to-EBITDA ratio as defined in our amended credit facility was 3.4 versus the maximum allowable ratio of 4.0.  This gave us approximately $49 million of available debt capacity at December 31, 2008.  When the maximum allowable debt-to-EBITDA ratio decreases to 3.5 at September 30th of this year, we expect the last 12 months’ total EBITDA used in the calculation of the leverage ratio to be significantly higher than the amount used in the calculation at December 31, 2008.  This is because the calculation will no longer include the increase in inventory reserve of $11.5 million recorded in the third quarter of 2008.

•
In February 2009 the Company made a second, $7 million, partial debt repayment and announced a consolidation plan that will create cost savings and synergies between the operating groups of the Company.

Further, industry analysts have recognized Orthofix’s progress and, as a result, have questioned Ramius’ previously stated intent to sell Blackstone.

“Orthofix is in a position where it must execute its current strategy through 2009 to achieve its guidance.  Ramius, an investment management firm with a stake in OFIX, has made an aggressive push to hold a special shareholders meeting to call into question the suitability of the Blackstone acquisition, and is attempting to appoint four new individuals to the Orthofix board of directors.  We believe any attempt to divest the Blackstone business in a fire sale would disrupt Orthofix’s current strategies and limit the company’s near-term and long-term potential.”
Canaccord Adams, February 18, 2009

“On one hand, we agree that the Ramius proposal to sell the Blackstone unit would likely result in an immediate increase in shareholder value, but this may not necessarily be the best long-term strategic move for the company.  We believe management is taking appropriate steps to successfully turn around its spine business.”
Susquehanna International Group, February 24, 2009

“In our opinion, OFIX’s decision to judiciously employ improving cash flows to pay down debt is sound. OFIX has steadily made prepayments to reduce the principle amount owed and the strategy to further delever as cash flows improve is crucial to avoid a covenant breach as the leverage ratio will come down to 3.25x in Q4:09 and 2.85 in Q1:10. OFIX's projection of an improving EBITDA run rate is consistent with our model, and we do not expect OFIX to break any covenants.”
Jefferies & Company, Inc, February 18, 2009

Reject the Ramius solicitation and vote the Company’s BLUE proxy card.

Orthofix is on the right track today and we believe Ramius lacks strategic focus and business discipline.  We strongly recommend that you reject Ramius’ attempts to derail this progress through the nomination of highly problematic director candidates, and lack of strategic focus and business discipline. Vote the Company’s BLUE proxy card.

Sincerely,

Orthofix Board of Directors

For assistance in voting your shares, please call

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